Exhibit 99.1

FOR RELEASE: Thursday, August 1, 2024 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended June 30, 2024 of $100,000, or $0.04 per basic and diluted share, compared to net income of $570,000, or $0.25 per basic and diluted share, net, for the same period in 2023. Net income for the six months ended June 30, 2024 of $973,000, or $0.39 per basic and diluted share, net, compared to net income of $1.1 million, or $0.51 per basic diluted share, net, for the same period in 2023.

Robert T. Strong, President and Chief Executive Officer stated, “Our earnings for this quarter ended June 30, 2024, are essentially flat. The primary reason for this result in net income was the relatively large reduction in our loans held for sale following the sale of our 51% ownership interest in Oakmont Capital Holdings, LLC (“OCH”) on March 29, 2024. Although we view the transaction as quite significant, we are now focused on rebuilding loan balances for our portfolio to restore gross interest income targets. We are, however, experiencing marginal yet positive results in our non-interest income generated by our subsidiary companies.”

Mr. Strong added, “Additional factors affecting our results are continued margin compression having no relief to date; along with scarcity in deposit growth and at continued higher costs.”

Mr. Strong continued, “We have continued to evaluate overall costs and as a result, successfully exited the lease of our Chalfont office location. This will contribute to a reduction in expenses as did the exit of our interest in our equipment financing business with OCH and our Real Estate sales subsidiary both of which eliminate losses in those business lines going forward.”

Mr. Strong commented, “We are experiencing an uptick in non-performing loans. We had retained approximately $4.4 million in equipment loans from OCH. These loans were immediately classified with reserves posted against potential loss. Overall, the market is showing moderate weakness in loan performance across categories and locations. As reported in this release, we continue to post reserves we consider appropriate and believe that our non-performing loans are generally well-collateralized or adequately reserved for.”

Mr. Strong concluded, “On a positive note, as we ended the quarter, our liquidity ratio was more than 10%, and our total capital ratio was at 13.89%. During the six months ended June 30, 2024, we completed two private placement offerings to two investors totaling $2.5 million. As recently announced, the Board of Directors declared a dividend for the second quarter of $0.13 per share payable on August 5, 2024, to the shareholders of record at the close of business on July 22, 2024. As always, our current and continued business strategy focuses on maintaining healthy capital ratios coupled with long-term profitability and payment of dividends, each of which reflect our strong commitment to shareholder value.”

On March 29, 2024, Quaint Oak Bank sold its 51% interest in Oakmont Capital Holdings, LLC (“OCH”). The decision was based on a number of strategic priorities and other factors. As a result of this action, the Company classified the operations of OCH as discontinued operations under ASC 205-20. The Consolidated Balance Sheets and Consolidated Statements of Income present discontinued operations for the current period and retrospectively for prior periods.

Also on March 29, 2024, the Company discontinued the operations of Quaint Oak Real Estate, LLC (“Quaint Oak Real Estate”), a 100% wholly owned subsidiary of the Bank. Quaint Oak Real Estate was engaged in the real estate brokerage business. The Bank agreed to cease operations of Quaint Oak Real Estate and discontinue utilizing the services of the real estate agents it had been doing business with and had developed relationships with.

Comparison of Quarter-over-Quarter Operating Results

Net income amounted to $100,000 for the three months ended June 30, 2024, a decrease of $470,000, or 82.5%, compared to net income of $570,000 for the three months ended June 30, 2023. The decrease in net income on a comparative quarterly basis was primarily the result of a decrease in interest income of $1.0 million, an increase in the provision for credit losses of $148,000, and an increase in interest expense of $133,000, partially offset by a decrease in the net provision for income taxes of $279,000, an increase in non-interest income of $261,000, a decrease in net loss from discontinued operations of $229,000, and a decrease in non-interest expense of $58,000.

The $1.0 million, or 8.5%, decrease in interest income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $164.2 million from $769.5 million for the three months ended June 30, 2023 to $605.3 million for the three months ended June 30, 2024 and had the effect of decreasing interest income $2.5 million. This decrease was partially offset by a $98.1 million increase in the average balance of due from banks – interest earning, which increased from $5.8 million for the three months ended June 30, 2023 to $103.9 million for the three months ended June 30, 2024, and had the effect of increasing interest income $1.1 million, and a 127 basis point increase in the average yield on due from banks – interest earning from 4.53% for the three months ended June 30, 2023 to 5.80% for the three months ended June 30, 2024, and had the effect of increasing interest income $330,000.

The $133,000, or 2.0%, increase in interest expense for the three months ended June 30, 2024 over the comparable period in 2023 was driven by a $1.7 million, or 39.0%, increase in interest on deposits, primarily attributable to an increase in the average balance of interest-bearing checking accounts which increased from $38.1 million for the three months ended June 30, 2023 to $109.6 million for the three months ended June 30, 2024, and had the effect of increasing interest expense by $855,000. Also contributing to the increase in interest expense was a 117 basis point increase in average rate of certificates of deposit, which increased from 2.89% for the three months ended June 30, 2023 to 4.06% for the three months ended June 30, 2024, and had the effect of increasing interest expense by $654,000. Also contributing to the increase in interest expense was a 44 basis point increase in the rate on average money market accounts which increased from 4.10% for the three months ended June 30, 2023 to 4.54% for the three months ended June 30, 2024 and had the effect of increasing interest expense by $234,000. Partially offsetting these increases in interest expense for the three months ended June 30, 2024 was a $1.5 million, or 100.0%, decrease in the interest on Federal Home Loan Bank short-term borrowings due to a $108.9 million, or 99.1%, decrease in the average balance of Federal Home Loan Bank short-term borrowings which decreased from $109.9 million for the three months ended June 30, 2023 to $1.0 million for the three months ended June 30, 2024. The average interest rate spread decreased from 2.05% for the three months ended June 30, 2023 to 1.48% for the three months ended June 30, 2024 while the net interest margin decreased from 2.65% for the three months ended June 30, 2023 to 2.28% for the three months ended June 30, 2024.

          The $148,000, or 78.3%, increase in the provision for credit losses for the three months ended June 30, 2024 over the three months ended June 30, 2023 was due to an increase in individually evaluated loans which increased the provision for credit losses by $640,000, partially offset by a decrease in loans receivable, net.

          The $261,000, or 25.0%, increase in non-interest income for the three months ended June 30, 2024 over the comparable period in 2023 was primarily attributable to a $196,000, or 445.5%, increase in other fees and service charges, a $124,000, or 28.4%, increase in net gain on sale of loans, a $57,000, or 45.2%, increase in mortgage banking, equipment lending, and title abstract fees, and a $16,000, or 10.0%, increase in insurance commissions. These increases were partially offset by a $103,000, or 51.2%, decrease in gain on sale of SBA loans, and a $32,000, or 66.7%, decrease in real estate sales commissions, net. The increase in net gain on sale of loans was due to the sale of mortgage loans during the three months ended June 30, 2024.

          The $58,000, or 1.1%, decrease in non-interest expense for the three months ended June 30, 2024 over the comparable period in 2023 was primarily due to a $175,000, or 31.4%, decrease in other expense, a $77,000, or 32.1%, decrease in FDIC deposit insurance assessment, a $52,000, or 51.0%, decrease in directors’ fees and expenses, a $37,000, or 19.2%, decrease in professional fees, and a $10,000, or 12.1%, decrease in advertising expense. The decrease in non-interest expense was partially offset by a $125,000, or 3.5%, increase in salaries and employee benefits expense, a $102,000, or 48.8%, increase in data processing expense, and a $66,000, or 18.9%, increase in occupancy and equipment expense.

The provision for income tax decreased $279,000, or 77.1%, from $362,000 for the three months ended June 30, 2023 to $83,000 for the three months ended June 30, 2024 due primarily to a decrease in pre-tax income and an increase in the effective tax rate which was driven by the increase in state taxes related to subsidiary activity in various states.

Comparison of Six-Month Operating Results

Net income amounted to $973,000 for the six months ended June 30, 2024, a decrease of $160,000, or 14.1%, compared to net income of $1.1 million for the six months ended June 30, 2023. The decrease in net income on a comparative quarterly basis was primarily the result of an increase in interest expense of $1.3 million, an increase in the provision for credit losses of $892,000, an increase in net loss from discontinued operations of $272,000, an increase in the net provision for income taxes of $120,000, and an increase in non-interest expense of $15,000, partially offset by an increase in non-interest income of $2.2 million, and an increase in interest income of $197,000.

The $197,000, or 0.9%, increase in interest income was primarily due to a 202 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 4.92% for the six months ended June 30, 2023 to 6.94% for the six months ended June 30, 2024, and had the effect of increasing interest income $2.0 million. Also contributing to the increase in interest income was an $81.3 million increase in the average balance of due from banks – interest earning, which increased from $5.5 million for the six months ended June 30, 2023 to $86.8 million for the six months ended June 30, 2024, and had the effect of increasing interest income $1.8 million and an 83 basis point increase in the average yield on due from banks – interest earning which increased from 4.44% for the six months ended June 30, 2023 to 5.27% for the six months ended June 30, 2024, and had the effect of increasing interest income $365,000. These increases were partially offset by a decrease in the average balance of loans receivable, net, which decreased $130.1 million from $761.9 million for the six months ended June 30, 2023 to $631.9 million for the six months ended June 30, 2024 and had the effect of decreasing interest income $3.8 million.

The $1.3 million, or 10.4%, increase in interest expense for the six months ended June 30, 2024 over the comparable period in 2023 was driven by a $3.9 million, or 48.1%, increase in interest on average deposits, primarily attributable to an increase in the average balance of interest-bearing checking accounts which increased from $31.6 million for the six months ended June 30, 2023 to $105.6 million for the six months ended June 30, 2024, and had the effect of increasing interest expense by $1.7 million. Also contributing to the increase in interest expense was an increase in the average rate on interest-bearing checking accounts to 5.30% that had the effect of increasing interest expense by $415,000. Also contributing to the increase in interest expense was a 135 basis point increase in the average rate on certificates of deposit, which increased from 2.64% for the six months ended June 30, 2023 to 3.99% for the six months ended June 30, 2024, and had the effect of increasing interest expense by $1.5 million. Also contributing to the increase in interest expense was a 68 basis point increase in the rate on average money market accounts which increased from 3.85% for the six months ended June 30, 2023 to 4.53% for the six months ended June 30, 2024 and had the effect of increasing interest expense by $736,000. Partially offsetting the increase in interest expense for the six months ended June 30, 2024 was a $2.8 million, or 100.0%, decrease in the interest on Federal Home Loan Bank short-term borrowings due to a $108.0 million, or 99.5%, decrease in the average balance of Federal Home Loan Bank short-term borrowings which decreased from $108.5 million for the three months ended June 30, 2023 to $495,000 for the three months ended June 30, 2024. The average interest rate spread decreased from 2.16% for the six months ended June 30, 2023 to 1.78% for the six months ended June 30, 2024 while the net interest margin decreased from 2.71% for the six months ended June 30, 2023 to 2.62% for the six months ended June 30, 2024.

          The $892,000, or 439.4%, increase in the provision for credit losses for the six months ended June 30, 2024 over the six months ended June 30, 2023 was due to an increase in the amount of non-performing loans. There were three individually evaluated loans which increased the provision for credit losses by $654,000.

          The $2.2 million, or 108.4%, increase in non-interest income for the six months ended June 30, 2024 over the comparable period in 2023 was primarily attributable to a $1.4 million gain on sale of Oakmont Capital Holdings, LLC, a $667,000, or 80.6%, increase in net gain on sale of loans, a $324,000, or 228.2%, increase in other fees and service charges, a $127,000, or 48.3%, increase in mortgage banking, equipment lending, and title abstract fees, and a $32,000, or 10.8%, increase in insurance commissions. These increases were partially offset by a $142,000 or 97.9%, decrease in net loan servicing income, a $124,000, or 49.4%, decrease in gain on sale of SBA loans, and a $52,000, or 72.2%, decrease in real estate sales commissions, net.

          The $15,000, or 0.1%, increase in non-interest expense for the six months ended June 30, 2024 over the comparable period in 2023 was primarily due to a $211,000, or 3.0%, increase in salaries and employee benefits expense, and a $148,000, or 34.8%, increase in data processing expense. The increase in non-interest expense was partially offset by a $136,000, or 28.8%, decrease in FDIC deposit insurance assessment, a $106,000, or 51.2%, decrease in directors’ fees and expenses, a $44,000, or 12.9%, decrease in professional fees, a $26,000, or 3.8%, decrease in occupancy and equipment expense, and a $26,000, or 2.9%, decrease in other expense. The decrease in directors’ fees and expenses was primarily due to a reduction in directors’ fees for the six months ended June 30, 2024.

The provision for income tax increased $120,000, or 19.6%, from $613,000 for the six months ended June 30, 2023 to $733,000 for the six months ended June 30, 2024 due primarily to an increase in pre-tax income, partially offset by an increase in the effective tax rate, similar to the quarter, which was driven by the increase in state taxes related to subsidiary activity in various states.

Comparison of Financial Condition

The Company’s total assets at June 30, 2024 were $701.9 million, a decrease of $52.2 million, or 6.9%, from $754.1 million at December 31, 2023. This decrease in total assets was primarily due to a $26.4 million, or 72.4%, decrease in loans held for sale, and a $23.9 million, or 3.9%, decrease in loans receivable, net of allowance for credit losses. The largest decreases within the loan portfolio occurred in commercial business loans which decreased $27.1 million, or 19.0%, one-to-four family non-owner occupied loans which decreased $4.1 million, or 10.1%, and construction loans which decreased $2.9 million, or 8.3%. Partially offsetting these decreases were commercial real estate loans which increased $7.0 million, or 2.1%, one-to-four family owner occupied loans which increased $1.2 million, or 5.1%, and home equity loans which increased $72,000, or 1.2%. Partially offsetting the decrease in total assets was a $17.6 million, or 30.3%, increase in cash and cash equivalents, a $662,000, or 18.9%, increase in accrued interest receivable, a $624,000, or 42.3%, increase in investment in Federal Home Loan Bank stock, at cost, and a $135,000, or 5.1%, increase in premises and equipment, net. Contributing to the $17.6 million increase in cash and cash equivalents were the proceeds from the sale of loans held for sale.

Loans held for sale decreased $26.4 million, or 72.4%, from $36.4 million at December 31, 2023 to $10.1 million at June 30, 2024 as the Bank originated $51.6 million in equipment loans held for sale and sold $71.6 million of equipment loans during the six months ended June 30, 2024. Contributing to the decrease in loans held for sale was $8.5 million of loan amortization and prepayments. On March 29, 2024, the Bank transferred $4.4 million of equipment loans held for sale into loans receivable as part of the discontinued operations of OCH. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $64.0 million of one-to-four family residential loans during the six months ended June 30, 2024 and sold $57.5 million of loans in the secondary market during this same period.

Total deposits decreased $55.3 million, or 8.8%, to $576.4 million at June 30, 2024 from $631.7 million at December 31, 2023. This decrease in deposits was primarily attributable to a decrease of $62.9 million, or 45.2%, in interest bearing checking accounts, and a decrease of $4.2 million, or 1.9%, in money market accounts. These decreases in deposits were partially offset by an increase of $6.5 million, or 3.0%, in certificates of deposit, an increase of $5.5 million, or 9.6%, in non-interest bearing checking accounts, and a $155,000, or 18.5%, increase in savings accounts. The decrease in interest bearing checking accounts was primarily due to reduced correspondent banking activity.

Total Federal Home Loan Bank (FHLB) borrowings increased $15.9 million, or 54.9%, to $45.0 million at June 30, 2024 from $29.0 million at December 31, 2023. During the six months ended June 30, 2024, the Company paid down $14.1 million of FHLB long-term borrowings and borrowed $30.0 million of FHLB short-term borrowings.

Total stockholders’ equity increased $2.9 million, or 6.0%, to $51.4 million at June 30, 2024 from $48.5 million at December 31, 2023. Contributing to the increase was net income for the six months ended June 30, 2024 of $973,000, shares issued from authorized and unallocated of $2.5 million, amortization of stock awards and options under our stock compensation plans of $121,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $46,000, and other comprehensive income, net of $8,000. The increase in stockholders’ equity was partially offset by dividends paid of $654,000, and $44,000 purchase of treasury stock. In addition, there was a $3.1 million, or 100.0%, decrease in noncontrolling interest from discontinued operations. The $2.5 million of shares issued from authorized and unallocated were due to two private placement offerings to two investors.

Non-performing loans at June 30, 2024 totaled $8.7 million, or 1.46%, of total loans receivable, net of allowance for credit losses, consisting of $7.2 million on non-accrual status and $1.5 million 90-days or more delinquent. Non-accrual loans consist of one construction loan, one pool of equipment loans, and four other commercial business loans. Loans 90-days or more past due include one one-to-four family owner occupied loan, two commercial business loans, and one SBA loan, which is still accruing. All non-performing loans are generally well-collateralized or adequately reserved for. During the six months ended June 30, 2024, four commercial business loans totaling $450,000 that were previously non-accrual were charged-off through the allowance for credit losses. The allowance for credit losses as a percent of total loans receivable was 1.23% at June 30, 2024 and 1.11% at December 31, 2023. Non-performing loans at December 31, 2023 consisted of one SBA loan on non-accrual status in the amount of $51,000 and one one-to-four family owner occupied loan that was 90 days or more past due but still accruing in the amount of $401,000. During the year ended December 31, 2023, two commercial business loans, one SBA loan, one multi-family residential loan, and two equipment loans totaling $272,000 that were previously on non-accrual were charged-off through the allowance for credit losses. In addition, there was one commercial business loan in the amount of $652,000 that was written down by $603,000.

         Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At June 30,	At December 31,
	2024	2023
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$75,575	$58,006
Investment in interest-earning time deposits	912	1,912
Investment securities available for sale at fair value	2,020	2,341
Loans held for sale	10,062	36,448
Loans receivable, net of allowance for credit losses (2024: $7,393; 2023: $6,758)	593,775	617,701
Accrued interest receivable	4,164	3,502
Investment in Federal Home Loan Bank stock, at cost	2,098	1,474
Bank-owned life insurance	4,385	4,329
Premises and equipment, net	2,791	2,656
Goodwill	515	515
Other intangible, net of accumulated amortization	101	125
Prepaid expenses and other assets	5,488	5,134
Assets from discontinued operations	-	19,975
Total Assets	$701,886	$754,118

Liabilities and Stockholders' Equity
Liabilities
Deposit
Non-interest bearing	$62,993	$92,215
Interest-bearing	513,448	539,484
Total deposits	576,441	631,699
Federal Home Loan Bank short-term borrowings	30,000	-
Federal Home Loan Bank long-term borrowings	14,955	29,022
Subordinated debt	22,000	21,957
Accrued interest payable	857	541
Advances from borrowers for taxes and insurance	3,727	3,730
Accrued expenses and other liabilities	2,516	2,438
Liabilities from discontinued operations	-	13,166
Total Liabilities	650,496	702,553
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	51,390	48,491
Noncontrolling Interest from Discontinued Operations	-	3,074
Total Stockholders’ Equity	51,390	51,565
Total Liabilities and Stockholders’ Equity	$701,886	$754,118

At December 31,
2023
(Unaudited)
Assets from Discontinued Operations
Cash and cash equivalents	$4,121
Loans held for sale	9,580
Premises and equipment, net	277
Goodwill	2,058
Prepaid expenses and other assets	3,939
Total Assets from Discontinued Operations	$19,975

Liabilities and Stockholders’ Equity from Discontinued Operations
Liabilities from Discontinued Operations
Other short-term borrowings	$5,549
Accrued interest payable	565
Accrued expenses and other liabilities	7,052
Total Liabilities from Discontinued Operations	13,166
Total Stockholders’ Equity from Discontinued Operations	6,809
Total Liabilities and Stockholders’ Equity from Discontinued Operations	$19,975

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,317	$11,647	$20,550	$22,332
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	1,580	266	2,469	490
Total Interest and Dividend Income	10,897	11,913	23,019	22,822

Interest Expense
Interest on deposits	6,168	4,439	12,154	8,205
Interest on Federal Home Loan Bank short-term borrowings	-	1,500	-	2,800
Interest on Federal Home Loan Bank long-term borrowings	167	354	409	631
Interest on Federal Reserve Bank long-term borrowings	-	9	-	19
Interest on subordinated debt	488	388	972	604
Total Interest Expense	6,823	6,690	13,535	12,259
Net Interest Income	$4,074	$5,223	$9,484	$10,563
Provision for (Recovery of) Credit Losses – Loans	-	(202)	1,084	9
Provision for (Recovery of) Credit Losses – Unfunded Commitments	(41)	13	11	194
Total Provision for (Recovery of) Credit Losses	(41)	(189)	1,095	203
Net Interest Income after Provision for (Recovery of) Credit Losses	4,115	5,412	8,389	10,360

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	183	126	390	263
Real estate sales commissions, net	16	48	20	72
Insurance commissions	176	160	328	296
Other fees and services charges	240	44	466	142
Net loan servicing income	2	2	3	145
Income from bank-owned life insurance	28	25	57	49
Net gain on sale of loans	561	437	1,495	828
Gain on sale of Oakmont Capital, LLC	-	-	1,378	-
Gain on the sale of SBA loans	98	201	127	251
Total Non-Interest Income	1,304	1,043	4,264	2,046

Non-Interest Expense
Salaries and employee benefits	3,673	3,548	7,335	7,124
Directors' fees and expenses	50	102	101	207
Occupancy and equipment	416	350	666	692
Data processing	311	209	573	425
Professional fees	156	193	297	341
FDIC deposit insurance assessment	163	240	336	472
Advertising	73	83	160	166
Amortization of other intangible	12	12	24	24
Other	382	557	869	895
Total Non-Interest Expense	5,236	5,294	10,361	10,346
Income from Continuing Operations Before Income Taxes	$183	$1,161	$2,292	$2,060
Income Taxes	83	362	733	613
Net Income from Continuing Operations	$100	$799	$1,559	$1,447
Loss from Discontinued Operations	-	(318)	(814)	(436)
Income Tax Benefit	-	(89)	(228)	(122)
Net Loss from Discontinued Operations	$-	$(229)	$(586)	$(314)
Net Income	$100	$570	$973	$1,133

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Per Common Share Data:
Earnings per share from continuing operations – basic	$0.04	$0.36	$0.62	$0.65
Earnings per share from discontinued operations – basic	$-	$(0.11)	$(0.23)	$(0.14)
Earnings per share, net – basic	$0.04	$0.25	$0.39	$0.51
Average shares outstanding – basic	2,600,346	2,236,885	2,525,580	2,209,891
Earnings per share from continuing operations – diluted	$0.04	$0.36	$0.62	$0.65
Earnings per share from discontinued operations – diluted	$-	$(0.11)	$(0.23)	$(0.14)
Earnings per share, net – diluted	$0.04	$0.25	$0.39	$0.51
Average shares outstanding - diluted	2,600,346	2,241,570	2,525,580	2,233,369
Book value per share, end of period	$17.54	$18.91	$17.54	$18.91
Shares outstanding, end of period	2,629,289	2,045,721	2,629,289	2,045,721

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	6.11%	6.05%	6.37%	5.85%
Average rate on interest-bearing liabilities	4.63%	4.00%	4.59%	3.69%
Average interest rate spread	1.48%	2.05%	1.78%	2.16%
Net interest margin	2.28%	2.65%	2.62%	2.71%
Average interest-earning assets to average interest-bearing liabilities	120.92%	117.61%	122.70%	117.45%
Efficiency ratio	97.37%	84.51%	75.36%	82.06%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.46%	0.01%	1.46%	0.01%
Non-performing assets as a percent of total assets	1.24%	0.01%	1.24%	0.01%
Allowance for credit losses as a percent of non-performing loans	85.12%	n/m	85.12%	n/m
Allowance for credit losses as a percent of total loans receivable	1.23%	1.15%	1.23%	1.15%
Texas Ratio (2)	13.25%	0.13%	13.25%	0.13%

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(1)	Asset quality ratios are end of period ratios.
(2)		Total non-performing assets divided by tangible common equity plus the allowance for loan losses.
n/m	-	not meaningful

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059